Exhibit 10.13

DEED OF LEASE

BETWEEN

WEST*GROUP PROPERTIES LLC

(Landlord)

AND

ADVANCED TECHNOLOGY SYSTEMS, INC.

(Tenant)

AMHERST BUILDING

7915 Jones Branch Drive
McLean, Virginia 22102

Date:  June 22, 1998

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EXHIBITS

EXHIBIT A	LAND	Attached
EXHIBIT B	FORM OF COMMENCEMENT NOTICE	Attached
EXHIBIT C	RULES AND REGULATIONS	Attached
EXHIBIT D	FORM LETTER OF CREDIT	Attached

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DEED OF LEASE

THIS DEED OF LEASE (“Lease”) is made and entered into as of the 22nd day of June, 1998, by and between WEST*GROUP PROPERTIES LLC, a Virginia limited liabi1ity company (“Landlord”), and ADVANCED TECHNOLOGY SYSTEMS, INC., a Virginia corporation (“Tenant”)

ARTICLE I

BASIC LEASE INFORMATION AND DEFINITIONS

The terms used in this Lease shall have the meanings set forth below.

A.            Premises:  The entire Building.

B.            Building:  The building located on the Land, commonly known as the Amherst Building, having an address of 7915 Jones Branch Drive, McLean, Virginia 22102.

C.            Land:  That certain parcel of real property located in WEST*PARK Office Park, as shown on Exhibit A attached hereto.

D.            Project:  The Land, the Building, and all other improvements located on the Land.

E.             Common Areas:  The sidewalks, parking areas and other areas located on the Land other than the Building.

F.             Commencement Date:  February 1, 1999, subject to the requirements of Article V hereof.

G.            Expiration Date:  The last day of the month in which the tenth (10th) anniversary of the Commencement Date occurs.

H.            Term:  Approximately ten (10) years, beginning on the Commencement Date and ending on the Expiration Date, unless earlier terminated as provided herein.

I.              Rent:  Base Rent and Additional Rent.

J.             Base Rent:  Two Million One Hundred Sixty-One thousand Five Hundred and NO/100 Dollars ($2,161,500.00) per annum ($180,125.00 per month), subject to increase pursuant to Article VI hereof.

K.            Deposit:  One Hundred Eighty Thousand One Hundred Twenty-Five and NO/100 Dollars ($180,125.00), to be held by Landlord in accordance with Article VII hereof; however, the Deposit shall be reduced to One Hundred Thousand and NO/100 Dollars ($100,000.00) after the fifth (5th) anniversary of the Commencement Date, provided that Tenant shall not have committed a Default prior thereto.

L.             Broker:  Laughlin Commercial.

M.           Area of the Building:  One hundred thirty-one thousand (131,000) square feet.

N.            Tenants Pro Rata Share:  One hundred percent (100%).

O.            Permitted Use:  General office purposes.

P.             Landlord’s Address for Notice:

WEST*GROUP PROPERTIES LLC

c/o G.T. Halpin

1600 Anderson Road

McLean, VA 22102

with a copy to:

WEST*GROUP MANAGEMENT LLC

ATTN:  General Counsel

1600 Anderson Road

McLean, VA 22102

Q.            Landlord’s Address for Payment:

WEST*GROUP PROPERTIES LLC

c/o WEST*GROUP MANAGEMENT LLC —Accounting Dept.

1600 Anderson Road

McLean, VA 22102

R.            Tenant’s Address for Notice:  At the Premises;

with a copy to:

Bruce L. Christman, Esq.

Hazel & Thomas, P.C.

3110 Fairview Park Drive, Suite 1400

Falls Church, VA 22042

ARTICLE II

DEMISING OF PREMISES

Landlord hereby leases and demises the Premises to Tenant for the Term, and Tenant hereby leases and rents the Premises from Landlord for the Term, together with the right to use the Common Areas, subject to the terms, covenants and conditions contained herein, and also subject to all deeds of trust, mortgages, easements, covenants, restrictions, agreements, governmental ordinances and other encumbrances now or (subject to Article XVII hereof) hereafter affecting the Project. Subject to the foregoing, and provided that Tenant is not in Default, Landlord hereby covenants and warrants that Tenant shall have peaceful and quiet enjoyment of the Premises during the Term.

ARTICLE III

PARKING

Tenant, and its agents, employees, clients, customers, licensees and invitees, shall have the exclusive right (except as otherwise set forth herein) to park their automotive vehicles in the parking spaces serving the Project; however, notwithstanding the foregoing, Landlord and its agents, employees and contractors, shall have the right to use the parking spaces serving the Project when such parties are performing activities associated with the Project.

ARTICLE IV

IMPROVEMENTS

Except as otherwise provided herein, Tenant shall accept the Premises in “as-is” condition.  As soon as reasonably practicable after the Commencement Date, Landlord shall remove the existing sign on the facade of the Building, and the existing communications equipment on the roof of the Building, and shall restore the facade and roof as Landlord deems necessary or desirable.  Except as otherwise expressly set forth in this Lease, Landlord shall not be obligated to make any other repairs, alterations or improvements in or to the Premises, except as may be required by law or other governmental authority as a prerequisite to obtaining a nonresidential use permit for the Premises.

ARTICLE V

COMMENCEMENT DATE; DELIVERY OF PREMISES

Section 5.01.  Commencement Date.  The Commencement Date shall be the date set forth in Section 1.01.F hereof.

Section 5.02.  Commencement Notice.  Once Tenant has taken possession of the entire Building pursuant to Section 5.03 hereof, Landlord and Tenant shall execute a Commencement Notice in the form attached hereto as Exhibit B; provided, however, that Landlord’s failure to prepare and present the Commencement Notice to Tenant, or Tenant’s failure to execute the same, shall not diminish the effectiveness of this Lease, nor affect either party’s liability hereunder.

Section 5.03.  Partial Occupancy by Tenant.  Except as otherwise provided in this Section 5.03, if BDM (hereinafter defined) fails to vacate, prior to February 1, 1999, any portion of the Premises demised under the BDM Lease (hereinafter defined), then this Lease and the terms hereof shall apply only to the portion of the Premises which BDM does not occupy as of the Commencement Date, and the amount of Rent due hereunder shall be proportionately adjusted to reflect the portion of the Premises not occupied by BDM.  This Lease and the terms hereof shall apply to the entire Premises effective as of the date on which BDM has vacated the entire Building, and Tenant shall thereupon be liable for the entire amount of Rent due hereunder in accordance with the terms of Article VI hereof.  Notwithstanding the foregoing, in the event BDM remains in a portion of the Premises after January 31, 1999 pursuant to a sublease between Tenant and BDM, then, effective as of February 1, 1999, the Lease and the terms hereof (including the amount of Rent due hereunder) shall, also apply (as between Landlord and Tenant) to the portion of the Premises subleased by BDM. For purposes hereof, the term “BDM shall refer to BDM International, Inc. (or any successor thereto), being the tenant under that certain lease, dated February 4, 1976, as amended (the “BDM Lease”), between BDM and Landlord, whereby BDM leased the Building from Landlord.

Section 5.04.  Occupancy.  Occupancy of the Premises, or any portion thereof, by Tenant during the Term shall be conclusive evidence that Tenant (a) has accepted the Premises as being in a good and satisfactory condition (except for any punchlist items or latent defects), and (b) has accepted the Common Areas as being in good and satisfactory condition.

Section 5.05.  Expiration of Lease Between Landlord and BDM.  Landlord agrees to notify BDM at least thirty (30) days prior to the expiration date (i.e., January 31, 1999) of the BDM Lease that BDM shall be required to vacate and surrender to Landlord, on or before January 31, 1999, the premises demised under the BDM Lease. In the event BDM fails to vacate, by January 31, 1999, a portion of the Premises which BDM is not otherwise permitted to occupy pursuant to a sublease between Tenant and BDM, then, upon Tenant’s written request, Landlord shall promptly initiate an action to evict BDM from such portion of the Premises, and shall thereafter diligently prosecute such action until BDM shall have either vacated, or been evicted from, the Premises.

Section 5.06.  Non-Residential Use Permit.  Landlord agrees to obtain, at Landlord’s expense, a non-residential use permit for the Premises prior to the Commencement Date.  However, if Landlord fails to obtain a non-residential use permit prior to the Commencement Date, and, as a result thereof, Tenant is denied the right to occupy any portion of the Premises, then this Lease and the terms hereof shall not apply to the portion of the Premises which Tenant does not yet have the right to occupy, and the amount of Rent due hereunder shall be proportionately adjusted to reflect the portion of the Premises not occupied by Tenant, until such time as Landlord has obtained a non-residential use permit for such portion of the Premises.  In order to facilitate Landlord’s ability to timely obtain a non-residential use permit pursuant to this Section 5.06, Tenant agrees not to initiate, engage in, or apply for a building permit for, the construction or demolition of any improvements in the Premises, until after Landlord has obtained the non-residential use permit.  Tenant acknowledges that the nonresidential use permit obtained by Landlord pursuant to this Section 5.06 shall provide for the same permitted use, as defined in the Fairfax County Zoning Ordinance, as is set forth in the nonresidential use permit for the Building in effect as of the date of this Lease.

ARTICLE VI

RENT

Section 6.01.  Base Rent.  Tenant hereby covenants and agrees to pay Landlord Base Rent, in equal monthly installments, in advance, on the first day of each calendar month during the Term; provided, however, that the first monthly installment shall be paid in advance on the date Tenant executes this Lease, and shall be applied to the first monthly installment of Base Rent due hereunder.

Section 6.02.  Base Rent Escalation.  On the first (1st) anniversary of the Commencement Date and on each anniversary thereafter during the Term (each of such dates being hereinafter referred to as an “Adjustment Date”), the Base Rent shall be increased in accordance with the following schedule:

2nd Year of Term	$2,226,345.00	($185,528.75 per month)
3rd Year of Term	$2,293,135.00	($191,094.59 per month)
4th Year of Term	$2,361,929.00	($196,827.42 per month)
5th Year of Term	$2,432,787.00	($202,732.25 per month)
6th Year of Term	$2,636,770.00	($219,730.84 per month)
7th Year of Term	$2,846,874.00	($237,239.50 per month)
8th Year of Term	$2,932,280.00	($244,356.67 per month)
9th Year of Term	$3,020,248.00	($251,687.34 per month)
10th Year of Term	$3,110,856.00	($259,238.00 per month)

The Base Rent, as adjusted, shall be due and payable as of such Adjustment Date and on the first (1st) day of each month thereafter until the next Adjustment Date or the end of the Term, as applicable.

Section 6.03.  Definitions and Payments.  All sums of money required to be paid by Tenant under this Lease other than Base Rent shall be deemed “Additional Rent”, and all remedies applicable to the non-payment of Base Rent shall apply thereto. All Rent shall be paid without prior notice or demand therefor, and without any counterclaim, set-off, deduction, recoupment, credit or defense, it being understood and agreed that Tenant’s covenant to pay the Rent is independent of the obligations of Landlord hereunder.  Any Additional Rent due as a result of a default by Tenant shall be deemed payable on the first day of the month next following such default, except as otherwise provided in this Lease.  Any partial payment by Tenant of an outstanding obligation hereunder shall be credited against the earliest due installment of such obligation.  No endorsement or statement on any check or letter or other communication accompanying a check for payment of any Rent shall be deemed an accord and satisfaction, unless otherwise expressly agreed to in writing by Landlord.  No receipt or acceptance by Landlord of any sums shall be deemed a waiver of any Tenant default. If the Term begins on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Rent for such month(s) shall be prorated accordingly.  Tenant’s obligation to pay Rent during the Term shall survive the expiration of this Lease.

Section 6.04.  Late Payment Charges and Interest.  Tenant shall pay a late charge of five percent (5%) of the amount of any payment of Rent not paid within five (5) days after having received a delinquency notice therefor (which notice may be sent via regular mail and need not be sent in the manner required by Article XXI hereof). In addition to the foregoing late charge, any payment of Rent not paid within five (5) days after the due date shall incur interest from the due date until paid at the rate (“Interest Rate”) of four percent (4%) above the prime rate of interest from time to time publicly announced by NationsBank, or any successor thereof; provided, however, that the Interest Rate shall not exceed the maximum rate permitted under applicable state or federal laws.

ARTICLE VII

DEPOSIT

Tenant shall pay the Deposit to Landlord upon execution of this Lease as security for the faithful performance by Tenant of the terms of this Lease. The Deposit may, in Tenant’s discretion, be paid by letter of credit, in form attached hereto as Exhibit D.  The Deposit shall not constitute Rent for any period.  Landlord shall have the right to commingle the Deposit with other funds held by Landlord. Landlord may apply all or part of the Deposit on account of a Tenant Default, whereupon Tenant shall be required to restore the resulting deficiency in the Deposit within five (5) days after Landlord notifies Tenant of the application thereof.  Provided that Tenant shall not have committed a Default prior to the fifth (5th) anniversary of the Commencement Date, Landlord shall return to Tenant, upon Tenant’s written request, a portion of the Deposit, in the amount of $80,125.00, whereupon the total amount of the Deposit shall be $100,000.00 (or, if the Deposit is in the form of a letter of credit, the letter of credit shall be amended to reflect the reduced amount). The remainder of the Deposit, without interest, shall be repaid to Tenant after the termination of this Lease, provided Tenant shall have made all payments and performed all obligations required hereunder.

ARTICLE VIII

SERVICES OF LANDLORD; UTILITIES

Section 8.01.  HVAC Service.  Landlord shall provide heat or air conditioning service (as appropriate) to the Building during the Term.  The hours of operation of such service shall be determined by Tenant.  If Tenant desires to make any change in hours of operation of such service, Tenant shall so inform Landlord in writing, and Landlord shall thereupon make the appropriate adjustments to the HVAC system to effect such change.  Tenant shall reimburse Landlord, as an Operating Cost, for any costs incurred by Landlord in changing the hours of operation of such service.

Section 8.02.  Electric Service.  Tenant shall be responsible for making arrangements directly with the appropriate utility supplier for obtaining electric service to the Premises, and shall be liable for all costs (including any initial set-up fees) associated with the delivery of such service to the Premises.  The cost of having electric service delivered to the Premises shall not constitute an Operating Cost pursuant to Article IX hereof, but, rather, shall be a direct cost for which Tenant shall be solely liable effective upon the commencement of the Term.

Section 8.03.  Other Utility Services.  Landlord shall furnish Tenant, during the Term, with the following services seven (7) days per week, twenty-four (24) hours per day, three hundred sixty-five (365) days per year: water, sewer, and public lavatory facilities and supplies. Landlord shall furnish Tenant, during the Term, with janitorial services Monday through Friday, except Holidays. For purposes hereof, “Holidays” shall refer to New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Section 8.04.  Regulations; Discontinuation of Services.

Landlord’s obligation to furnish utility services pursuant to this Article VIII shall be subject to the rules and regulations of the supplier of such utility services and the rules and regulations of any governmental authority regulating suppliers of such utility services. No failure to furnish, nor any stoppage of, the services referred to in this Article VIII resulting from any cause shall make Landlord liable in any respect for damages to any person, property or business, or be construed as an eviction of Tenant, or entitle Tenant to any relief from any of Tenant’s obligations under this Lease.  Notwithstanding the foregoing, if the water, HVAC or electric service to the Premises is discontinued for more than three (3) consecutive business days for reasons solely within Landlord’s control, and if, as a result thereof, Tenant is unable to conduct its business in the Premises, then Landlord shall abate Rent every day thereafter until such service is restored.

Section 8.05.  Access to Premises.  Tenant shall have access to the Project twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year.  Access to the Building shall be governed by the pre-existing electronic key-card entry system serving the Building prior to the date hereof.  All costs and fees, including but not limited to maintenance and monitoring fees, associated with the entry system shall constitute Operating Costs.

ARTICLE IX

OPERATING COSTS

Section 9.01.  Tenant’s Operating Costs Payment.  Tenant shall pay, as Additional Rent, the amount (“Tenant’s Operating Costs Payment”) by which Tenant’s Pro Rata Share of Operating Costs (as hereinafter defined) exceeds the Base Operating Costs (as hereinafter defined), such amount to be calculated and paid as follows:

A.            On or before April 1 of the 2000 calendar year and each calendar year thereafter, Landlord shall furnish Tenant with an estimate (“Estimate”) of Tenant’s Operating Costs Payment for the then current calendar year. On the first day of each month during such year, Tenant shall pay to Landlord one-twelfth (1/12th) of Tenant’s Operating Costs Payment, as shown on the Estimate.  For the period extending from the beginning of the calendar year to the date Landlord delivers the Estimate to Tenant, Tenant shall continue to pay Tenant’s Operating

Costs Payment payable for the previous year.  After receiving the Estimate, Tenant shall promptly pay to Landlord the difference (if any) between the amount due for the current calendar year (as set forth in the Estimate), and the amount Tenant had actually paid for such year. If Landlord determines, in its reasonable discretion, that an Estimate for the current year is inaccurate, Landlord shall have the right to adjust such Estimate.

B.            On or before April 1 of each calendar year during which Tenant’s Operating Costs Payment is due, Landlord shall furnish Tenant with a statement of the actual Operating Costs for the previous calendar year.  Within thirty (30) days after Landlord’s delivery of such statement, Tenant shall make a lump sum payment to Landlord in the amount (if any) by which Tenant’s Operating Costs Payment for the subject calendar year, as shown on Landlord’s statement, exceeds the aggregate of the monthly installments of Tenant’s Operating Costs Payments paid during such calendar year.  If Tenant’s Pro Rata Share of Operating Costs is less than the aggregate of the monthly installments paid by Tenant during such calendar year, then Landlord shall apply such amount to the next installment(s) of Rent due hereunder until fully credited to Tenant, or shall refund such amounts upon expiration of this Lease.

Section 9.02.  Operating Costs; Taxes.

A.            (i)            The tern “Operating Costs” shall refer to all expenses, costs and disbursements which Landlord pays or incurs in connection with the operation, management, repair and maintenance of the Project, unless expressly excluded pursuant to this Section 9.02.  All Operating Costs shall be determined according to generally accepted accounting principles which shall be consistently applied.  Operating Costs shall include, but not be limited to, the following:  (a) Wages, salaries, benefits and fees of personnel or entities engaged in the operation, repair, maintenance or security of the Project; (b) Cost of all service agreements for maintenance, janitorial services, access control, alarm service, window cleaning, elevator maintenance and landscaping for the Project; (c) All utilities for the Project other than electricity; (d) Cost of all insurance for the Project which Landlord may carry from time to time, together with all appraisal and consultants’ fees in connection with such insurance; (e) All Taxes (as hereinafter defined); (f) Legal and accounting costs incurred by Landlord or paid by Landlord to third parties (other than legal fees with respect to disputes with individual tenants, negotiations of tenant leases, or operating the entity which constitutes the Landlord); (g) Cost of non-capitalized repairs and general maintenance of the Project; (h) Project management office rent or rental value; (i) A management fee (not to exceed five percent (5%) of Rent and all other receivables due to Landlord pursuant to the terms of this Lease) and all items reimbursable to the Project manager, if any, pursuant to any management contract for the Project; and (j) Cost of capital improvements (amortized on a straight-line basis over the useful life of the capital improvement) which are (1) for the purpose of reducing Operating Costs, (2) required by any governmental authority, or (3) considered to be operating costs (notwithstanding their capital nature) under generally accepted accounting principles.  If any amounts comprising Operating Costs are incurred not just with respect to the Project, but also with respect to one or more other buildings outside the Project, then Landlord shall reasonably allocate such amounts between the Project and such other buildings or areas.  There shall be no duplication of costs or reimbursement.

(ii)           “Operating Costs” shall not include (a) expenses for which Landlord is reimbursed by an insurer, condemnor, warrantor or tenant; (b) expenses incurred in leasing or procuring tenants for the Project (including lease commissions, advertising expenses and expenses of renovating space for tenants); (c) interest or amortization payments on any mortgages or debts; (d) costs of any services sold or provided to tenants other than Tenant; (e) costs or fees relating to the defense of Landlord’s title or interest in the Land; (f) the cost of capital improvements other than those expressly permitted in the preceding paragraph; (g) administrative costs of operating the entity which constitutes the Landlord; (h) compensation paid to officers of Landlord or officers of the management agent who do not perform property management related activities; (i) interest or penalties arising by reason of Landlord’s failure to timely pay any expenses; and (j) costs incurred to remove any Hazardous Substances, unless the presence thereof is due to the acts or omissions of Tenant, or its agents, employees, contractors, licensees or invitees.

B.            The term “Taxes” shall mean (i) all taxes, assessments, and other governmental charges applicable to or assessed against the Project, or any portion thereof, or applicable to or assessed against Landlord’s personal property used in connection therewith, whether federal, state, county or municipal, and whether assessed by taxing districts or authorities presently taxing the Project, or by other taxing authorities subsequently created, (ii) any expenses incurred by Landlord in contesting any taxes or the assessed valuation of all or any part of the Project, and (iii) any charge which is based upon rents from the Project (such as a gross receipts tax), or the transactions represented by leases or the occupancy or use of the Project.  Taxes shall not include: (i) income or net profits taxes, unless the same are substituted for real estate taxes, (ii) transfer taxes assessed against Landlord or the Project, (iii) penalties or interest on any late payments of Taxes by Landlord, (iv) personal property taxes of tenants in the Project, and (v) net worth or franchise taxes.

C.            The term “Base Operating Costs” shall refer to all Operating Costs accruing during the 1999 calendar year (“Base Year”).

Section 9.03.  Gross-Up of Certain Operating Costs.  If the Building is not fully occupied during any full or fractional year of the Term (including the Base Year), the Operating Costs for services which vary based upon the level of occupancy in the Building (e.g., water service) shall be adjusted for such year to an amount which Landlord reasonably estimates would have been incurred if the Building had been fully occupied.

Section 9.04.  Tenant’s Right to Audit.  Tenant shall have the right to audit Landlord’s statement of Operating Costs. Tenant must commence its audit within thirty (30) days after receipt of the statement and shall complete its audit within one hundred eighty (180) days after receipt of the statement.  The cost of any such audit shall be paid by Tenant, except that, if it is determined on the basis of such audit (or if, in accordance with the following provisions, it is otherwise ultimately determined) that the amount of Tenant’s obligations for Operating Costs for any calendar year was overstated by more than ten percent (10%), then the reasonable cost of the audit shall be paid by Landlord. Landlord shall refund to Tenant any overpayment for the calendar year in question within thirty (30) days after the amount of the overpayment has been established by the audit or as otherwise provided in this Section 9.04.  If Tenant fails to exercise its right of audit within the thirty (30) day period, the amount of Tenant’s obligations for

Operating Costs shall be conclusively established as the amount set forth in the statement,. If, however, Tenant timely exercises its right of audit, the amount of Tenant’s obligations for Operating Costs shall be conclusively established as the amount determined by such audit unless, within ninety (90) days after receipt of a report of the same from Tenant’s auditors, Landlord, at its expense, shall contest the amount thereof, in which event Tenant shall be entitled to pursue any legal remedies it may have to finally ascertain the amount thereof and, if appropriate, a refund on account thereof.

ARTICLE X

ALTERTIONS

Section 10.01.  Alterations.  Tenant shall not make any alterations, repairs or improvements in or to the structural components of, or building systems in, the Premises, or which would require Landlord to make additional alterations, repairs or improvements in or to the Premises or the Building, without Landlord’s prior written consent, which Landlord may withhold, condition or delay in Landlord’s sole and absolute discretion.  Tenant shall not make any other types of alterations, repairs or improvements in or to the Premises without Landlord’s prior written consent, which Landlord shall not unreasonably withhold, condition or delay. Notwithstanding the foregoing, Tenant shall have the right to make decorative alterations or to rearrange trade fixtures without obtaining Landlord’s prior consent.

Section 10.02.  Mechanic’s Liens.  If a mechanic’s lien is filed against the Premises or the Project, or any interest therein, as a result of any services, labor or materials provided (or claimed to have been provided) on Tenant’s behalf, Tenant shall (i) upon receiving notice thereof, immediately notify Landlord of such lien, and (ii) within fifteen (15) days after receiving notice (from Landlord or any other source) of the filing of any such lien, discharge and cancel such lien by payment or bonding, in accordance with the laws of the Commonwealth, at Tenant’s sole cost and expense.

Section 10.03.  Removal.  All leasehold improvements and alterations made to the Premises shall be Landlord’s property (except for Tenant’s moveable trade fixtures, which shall be Tenant’s property), and shall not be removed from the Premises during the Term. Upon the expiration of the Term, Tenant shall, at Tenant’s expense, remove from the Premises (i) any leasehold improvements and alterations which Landlord directed Tenant to remove at the time Landlord approved the same, and (ii) all of Tenant’s decorative alterations and moveable trade fixtures. Tenant shall promptly repair, or reimburse Landlord for the cost of repairing, any damage to the Premises caused by such removal.

ARTICLE XI

REPAIRS

Section 11.01.  By Landlord.  Except as expressly otherwise set forth herein, Landlord shall perform all maintenance and shall make all repairs and replacements to the Project.  In addition to Tenant’ s obligation to reimburse Landlord for maintenance, repairs and replacements pursuant to Article IX hereof, Tenant shall reimburse Landlord for the cost of (a) all repairs and replacements to the Premises performed by Landlord at the request of Tenant (i.e., those repairs and replacements which Landlord is not otherwise required to perform pursuant to the terms of this Lease), and (b) all repairs and replacements to the Project which are necessitated as a result of the acts or omissions of Tenant, or its agents, employees, contractors, licensees or invitees. Amounts payable by Tenant pursuant to this Section 11.01 shall be due and payable within ten (10) days after receipt of an invoice therefor from Landlord. Landlord has no obligation and has made no promise to maintain, alter, remodel, improve, repair, decorate or paint the Premises, except as expressly set forth in this Lease. In no event shall Landlord have any obligation to maintain, repair or replace any movable trade fixtures or personal property of Tenant.

Section 11.02.  By Tenant.  Subject to Landlord’s obligations pursuant to the terms of this Lease, Tenant shall keep the Premises in good order, and in a safe, neat and clean condition. Unless expressly authorized elsewhere in this Lease, Tenant shall not perform any maintenance or repair work or make any replacement in or to the Premises, but rather shall promptly notify Landlord of the need for such maintenance, repair or replacement so that Landlord may proceed to perform the same.

Section 11.03.  Extraordinary Repairs to HVAC System.

Notwithstanding Tenant’s obligation to pay for maintenance and repair of the Building systems pursuant to Article IX of this Lease, Landlord shall pay for any extraordinary costs associated with the HVAC system serving the Building.  For purposes hereof, “extraordinary costs” shall refer to the cost of replacing the HVAC system or any major components thereof, or the cost of overhauling the system, but shall expressly exclude the cost of routine or preventive maintenance of the system, or the cost of replacing expendable components (e.g., filters, refrigerant, oil) which are routinely replaced as part of Landlord’ s general maintenance program.

ARTICLE XII

CONDUCT OF BUSINESS BY TENANT

Section 12.01.  Use of Premises.  Tenant (and any sublessee or assignee of Tenant) shall use and occupy the Premises during the Term solely for the Permitted Use set forth in Article I hereof and for no other purpose. The Premises shall not be used for the storage of personal property (other than as may be incidental to the conduct of its business) unless expressly permitted by the terms of this Lease. Tenant shall procure and maintain, at Tenant’s expense, any governmental licenses or permits which may be required for the proper and lawful conduct of Tenant’s business in the Building (other than the non-residential use permit, which shall be obtained by Landlord at Landlord’ s expense pursuant to Section 5.06 hereof).

Section 12.02.  Operation of Business.  Tenant covenants and agrees that, in the operation of its business within the Premises, Tenant shall (a) pay before delinquency all taxes, assessments and public charges levied, assessed or imposed upon Tenant’s business, Tenant’s leasehold interest, or Tenant’s fixtures, furnishings or equipment in the Premises, and pay when due all such license fees, permit fees and similar charges for Tenant’s conduct of business in the Premises; (b) observe the Rules and Regulations attached hereto as Exhibit C, and all other reasonable rules and regulations established by Landlord from time to time, provided Tenant shall be given written notice thereof (the delivery of which need not conform to the requirements of Article XXI hereof); and (c) not use any space outside the Premises for storage or any other undertaking (other than parking pursuant to Article III hereof).

Section 12.03.  Care of Premises.  Tenant shall not move any safe, heavy machinery, heavy equipment or fixtures into or out of the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Tenant agrees that it will not place a load on the floor which exceeds the maximum live load of 100 pounds per square foot, and will not install, operate or maintain in the Premises any heavy equipment, except in such manner as to achieve a proper distribution of weight.

Section 12.04.  Signage.  To the extent legally permitted, so long as Tenant leases the entire Building, Tenant shall have the exclusive right to install a sign on the Building, in a location mutually acceptable to Landlord and Tenant.  Tenant shall coordinate the installation of the sign with Landlord’s property manager, and shall perform the installation in accordance with Landlord’s guidelines. The installation of the sign shall be completed in a workmanlike manner and in accordance with all applicable laws and regulations.  Tenant shall be solely responsible for obtaining any permits or licenses necessary to install the sign, and shall indemnify Landlord for any costs which Landlord might incur due to the installation or maintenance thereof. Tenant shall cause its general liability and casualty policies to cover the sign. Upon the expiration or termination of this Lease, or if Tenant is in Default as a result of Tenant’s failure to pay Rent when due, or if Tenant ceases to lease at least fifty percent (50%) of the Building, then, in such event, Tenant shall remove the sign at Tenant’s sole cost and expense, and shall restore the Building to its condition prior to the installation of the sign (other than ordinary weathering); and, if Tenant fails to remove the same, then the sign shall be deemed abandoned, and Landlord may cause the same to be removed, and the Building to be restored, at Tenant’s expense, which expense shall be considered Additional Rent. If the real estate taxes or insurance premiums for the Building are increased as a result of the installation of the sign, then Tenant shall pay its share of any such increase directly attributable to such installation upon receipt of adequate documentation. Notwithstanding the terms of this paragraph, Landlord makes no representations as to whether a sign is presently permitted under the current zoning ordinances affecting the Project. Tenant shall have no right to install any other sign on the Project without the prior written consent of Landlord.

Section 12.05.  Legal Requirements.  Tenant shall, at its own expense, comply with all laws, orders, ordinances and regulations of federal, state and local authorities, and with all rules, recommendations, requirements and regulations of Landlord’s insurance companies (to the extent Tenant has received notice thereof), the Board of Fire Underwriters, and any other organization establishing insurance rates in the geographical area where the Project is located.

Section l2.06.  Satellite Dish.  To the extent legally permitted, and so long as Tenant is leasing all or substantially all of the Building, Tenant shall have the non-exclusive right, together with Landlord, to install certain communications equipment (e.g., a satellite dish or antenna, and related equipment) on the roof of the Building, in a location mutually acceptable to Landlord and Tenant.  Tenant shall coordinate the installation of, and access to, the communications equipment with Landlord’s property manager, and shall perform the installation in accordance with Landlord’s guidelines.  The installation of the communications equipment shall be completed in a workmanlike manner and in accordance with all applicable laws and regulations. Tenant shall install the communications equipment in a manner acceptable to Landlord, and shall comply with all roof and floor load limitations.  Tenant shall be solely responsible for obtaining any permits or licenses necessary to install the communications equipment, and shall indemnify Landlord for any costs which Landlord might incur due to the installation, operation and maintenance thereof. Tenant shall cause its general liability and casualty policies to cover the communications equipment.  Upon the expiration or termination of this Lease, Tenant shall remove the communications equipment at Tenant’s sole cost and expense, and shall restore the Project to its original condition, reasonable wear and tear excepted; and, if Tenant fails to remove the same, then the communications equipment shall be deemed abandoned, and Landlord may cause the same to be removed, and the Project to be restored, at Tenant’s expense, which expense shall be considered Additional Rent.  If the real estate taxes or insurance premiums for the Building are increased as a result of the installation of the communications equipment, then Tenant shall pay its share of any such increase directly attributable to such installation upon receipt of adequate documentation.  Notwithstanding the terms of this Section 12.06, Landlord makes no representations as to whether any such communications equipment is presently permitted under the current zoning ordinances affecting the Project. In the event that Landlord installs any communications equipment on the roof of the Building, Landlord agrees to perform such installation in a manner which will not materially impair the rights of Tenant pursuant to this Section 12.06.

ARTICLE XIII

INSURANCE AND INDEMNITY

Section 13.01.  Insurance to be Procured by Landlord.  Landlord shall obtain, and maintain in effect throughout the Term, property insurance providing coverage in an amount equal to the replacement value of the Building, and commercial general liability insurance containing contractual liability coverage of at least Five Million and NO/l00 Dollars ($5,000,000.00), combined single limit, written on an occurrence basis.  Such insurance shall be issued by an insurance company licensed to do business in the Commonwealth. Landlord agrees to provide Tenant with a certificate of insurance for each policy which Landlord is required to procure pursuant to this Section 13.01.

Section 13.02.  Insurance to be Procured by Tenant.  Tenant, at Tenant’s sole cost and expense, shall obtain, and maintain in effect throughout the Term, policies providing for the following coverage:

A.            Commercial general liability insurance protecting against liability occasioned by any occurrence in the Premises and on the Project, and containing contractual liability coverage of at least Five Million and NO/100 Dollars ($5,000,000.00), combined single limit, written on an occurrence basis.  If it becomes customary for a significant number of tenants of commercial office buildings in the area to be required to provide insurance policies to their landlords with additional coverages or coverage limits higher than the foregoing limits, then Tenant shall be required, at Landlord’s request, to obtain insurance policies having limits which are commensurate with the then customary limits.

B.            Property insurance covering Tenant’s fixtures, equipment, furnishings, merchandise and other contents located in the Premises, insuring against vandalism, malicious mischief and sprinkler damage, and all perils included under the classification “Fire and Extended Coverage”.

C.            Tenant’s worker’s compensation insurance affording statutory coverage and containing statutory limits required under the Commonwealth’s worker’s compensation statutes.

Section 13.03.  General Provisions.  The insurance policies required under Section 13.02 hereof shall (i) be issued by insurance companies licensed to do business in the Commonwealth which have a Best’s Rating of A:XII or better; (ii) be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry; and (iii) name Landlord and any mortgagee of the Project as additional insureds.  Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict Tenant’s liability arising hereunder.  Tenant shall deliver to Landlord, on or before the Commencement Date, a certificate of insurance for each policy which Tenant is required to procure pursuant to this Article XIII.  Tenant shall also deliver to Landlord, on or before the expiration or cancellation of a policy, a certificate of insurance evidencing an extension of such policy or the issuance of a replacement policy.  Each insurance policy which Tenant is required to procure shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that the insurance carrier shall not cancel, fail to renew, or make material changes to, such insurance policy, without in each instance providing Landlord with at least thirty (30) days prior written notice thereof.  If Tenant shall fail to obtain any insurance coverage which Tenant is required to procure hereunder, Landlord shall have the right to obtain the same and pay the premium therefor for a period not exceeding one (1) year, and the premium so paid by Landlord together with an administrative fee of ten percent (10%) of such premium shall be immediately payable by Tenant to Landlord as Additional Rent.

Section 13.04.  Insurance Requirements.  Tenant shall promptly comply with all rules, orders, regulations, or requirements of the insurance services office having jurisdiction (to the extent Tenant has received notice thereof). Tenant shall not do or permit to be done any act or thing upon the Premises that will invalidate or be in conflict with any insurance policies covering the Project, or which shall increase the rate of any insurance covering the Project, or any property located therein. If, as a result of Tenant’s failure to comply with the provisions of this Section, the rates of any insurance covering the Project shall increase, then Tenant shall reimburse Landlord on demand as Additional Rent for that part of the premium charged as a result of such violation by Tenant.

Section 13.05.  Indemnification.

A.            Tenant hereby waives all claims against Landlord for damage to any property, or injury to or death of any person, in or upon the Premises or the Project, arising at any time and from any cause other than the negligence or willful misconduct of Landlord, its agents or employees.  Tenant shall indemnify and hold Landlord harmless from any damage to any property, or injury to or death of any person, arising from the use and occupancy of the Premises by Tenant, its agents, employees, contractors, licensees or invitees, unless such damage is caused by the negligence or willful misconduct of Landlord, its agents or employees.  Tenant’s foregoing indemnity shall include attorneys’ fees, investigation costs, and all other reasonable costs and expenses incurred by Landlord in connection therewith.

B.            Landlord shall indemnify and hold Tenant harmless from any damage to any property, or injury to or death of any person, arising from the negligence or willful misconduct of Landlord.  In addition, Landlord shall indemnify and hold Tenant harmless from any damage to any property, or injury to or death of any person, arising from the use or occupancy of the Common Areas, unless such damage is caused by the negligence or willful misconduct of Tenant, its agents, employees, contractors, licensees or invitees.

C.            The provisions of this Section 13.05 shall survive the termination of this Lease with respect to any occurrence prior to such termination.

Section 13.06.  Mutual Waiver of Claims.  Tenant and Landlord each hereby release and relieve each other, and waive their entire right to recovery against the other, for loss or damage insured by the casualty policies required herein or any other casualty policies actually held by either Tenant or Landlord, whether due to the negligence, respectively, of Landlord or Tenant, or their agents, employees, contractors, licensees or invitees. Tenant and Landlord shall cause their respective casualty policies to contain a provision allowing the foregoing waiver of claims.

ARTICLE XIV

DESTRUCTION OF PREMISES

Section 14.01.  Destruction of Premises.  Tenant shall give prompt notice to Landlord of any fire or other damage to the Premises or the Building of which Tenant becomes aware.  If (i) twenty percent (20%) or more of the Building shall be damaged by fire or other casualty, or (ii) any damage to the Premises or Building cannot reasonably be repaired within one (1) year after the damage occurred, or (iii) the cost to repair the damage exceeds One Hundred Fifty Thousand and NO/100 Dollars ($150,000.00) and the mortgagee of the Project requires Landlord to use the insurance proceeds under the policies referred to in Section 13.0l hereof to pay down the mortgage rather than to pay for the cost to repair the damage, or (iv) the Premises or Building shall be damaged as a result of a risk which is not covered by Landlord’s insurance, then Landlord may terminate this Lease by notice given within ninety (90) days after the date of such damage.  In addition, Landlord shall notify Tenant, in writing, within ninety (90) days after the date the damage occurred, if Landlord has reasonably determined that it will take more than one (1) year from the date the damage occurred to rebuild the Premises, whereupon Tenant shall have the right to terminate this Lease upon written notice to Landlord delivered not more than thirty (30) days after Landlord delivers said notice to Tenant.  Furthermore, in the event that Landlord fails to complete the rebuilding of the Premises within one (1) year after the date the damage occurred, then, upon the expiration of the aforesaid one (1) year period, Tenant shall have the right to notify Landlord in writing that Tenant intends to terminate this Lease if Landlord does not complete the rebuilding of the Premises within forty-five (45) days after the date such notice is delivered to Landlord.  If Landlord does not complete the rebuilding of the Premises within the aforesaid forty-five (45) day period, then Tenant shall have the right to terminate this Lease upon delivering written notice thereof to Landlord.  However, Tenant’s right to terminate this Lease pursuant to this paragraph shall become null and void if Landlord completes the rebuilding of the Premises either (a) within the aforesaid forty-five (45) day period, or (b) after the expiration of the aforesaid forty-five (45) day period but before Tenant delivers to Landlord written notice of Tenant’s election to terminate this Lease.

Section 14.02.  Obligation to Rebuild.  If the premises are damaged by fire or other casualty and this Lease is not terminated pursuant to Section 14.01, then all insurance proceeds under the policies referred to in Article XIII hereof that are recovered on account of any such damage shall be made available to pay for the cost of repairing such damage, and, as soon as practicable (subject to Section 14.01 hereof) after such damage occurs, Landlord shall repair or rebuild the Premises to a condition substantially similar to their condition immediately prior to such occurrence. However, in no event shall Landlord be obligated to repair or replace Tenant’s trade fixtures, equipment or personalty.

Section 14.03.  Rent Abatement.  In the event of any repair or rebuilding pursuant to Section 14.02 hereof, then an equitable portion of the Rent shall be abated during the existence of such damage, based upon the portion of the Premises which is rendered untenantable and the duration thereof. Except as expressly set forth in this Article XIV, Landlord shall not be liable or obligated to Tenant if the Premises are damaged by fire or other casualty.  Except as provided herein, Tenant hereby waives any and all rights to terminate this Lease that it may have, by reason of damage to the Premises by fire or other casualty, pursuant to any presently existing or hereafter enacted law.

ARTICLE XV

CONDEMNATI ON

Section 15.01.  Condemnation of Premises or Project.  If all or substantially all of the Premises or the Project is taken or condemned by condemnation or conveyance in lieu thereof (such taking, condemnation or conveyance in lieu thereof being hereinafter referred to as “Condemnation”), this Lease shall terminate on the earlier of the date the condemning authority takes possession or the date title vests in the condemning authority.

Section 15.02.  Partial Taking of Project.  If any portion of the Project shall be taken by Condemnation (whether or not such taking includes any portion of the Premises) and (i) such taking, in Landlord’s judgment, results in a condition where the Project cannot be restored in an economically feasible manner for use substantially as originally designed, or (ii) Landlord’s mortgagee requires Landlord to use the proceeds thereof to pay down the mortgage, then Landlord shall have the right, at Landlord’s option, to terminate this Lease effective as of the date specified by Landlord in a written notice of termination to Tenant.

Section 15.03.  Partial Taking of Premises.  If a portion, but less than substantially all, of the Premises shall be taken by Condemnation, then this Lease shall be terminated as of the date of Condemnation as to the portion of the Premises so taken, unless Tenant reasonably determines that it shall no longer be able to conduct its business in the remainder of the Premises, whereupon Tenant shall have the right to terminate this Lease effective as of a date not later than sixty (60) days after the date of Condemnation, as specified by Tenant in a written notice of termination delivered to Landlord within ten (10) days after the date of Condemnation.

Section 15.04.  Condemnation Award.  All compensation awarded or paid upon a Condemnation of any portion of the Project shall belong to and be the property of Landlord, without participation by Tenant. Notwithstanding the foregoing, Tenant shall have the right to prosecute any claim directly against the condemning authority for loss of business, loss of goodwill, moving expenses, and damage to and cost of removal of trade fixtures, furniture and other personal property belonging to Tenant, so long as Tenant’s claim shall not diminish or adversely affect any award claimed or recovered by Landlord.

ARTICLE XVI

ASSIGNNENT AND SUBLETTING

Section 16.01.  Assignment or Sublease by Tenant.

A.            Tenant shall not sublet the Premises (or any portion thereof) or assign this Lease (or any interest herein), nor shall any assignment or sublease occur by operation of law, without the prior written consent of Landlord, which Landlord shall not unreasonably withhold. Notwithstanding the foregoing, as an alternative to granting consent to a proposed sublease or assignment, Landlord shall have the right, in its sole discretion, to elect: (i) if Tenant desires to sublet (in the aggregate) more than fifty percent (50%) of the Premises, to sublet from Tenant the portion of the Premises proposed by Tenant to be sublet upon the same terms as the proposed sublet (but in no event shall the rental rate thereunder be greater than the rental rate hereunder); or (ii) if Tenant desires to assign this Lease (other than pursuant to Section 16.01.C hereof), to terminate this Lease as of the proposed effective date of the assignment.  In no event, however, shall Tenant be permitted to sublease the Premises or assign this Lease if Tenant is then in Default under this Lease. In the event of any assignment or sublease pursuant to the terms of this Article XVI, Tenant shall remain liable for all of its obligations under this Lease, including but not limited to payment of Rent. Landlord’s consent to particular assignment or sublease pursuant to this Article XVI shall not constitute consent to any other assignment or sublease.

B.            If Tenant should desire to assign this Lease or sublet the Premises, Tenant shall give Landlord written notice thereof specifying: (i) the name, current address and business of the proposed assignee or sublessee, (ii) the amount and location of the space within the Premises proposed to be so subleased, (iii) the proposed effective date and duration of the assignment or sublease, (iv) the proposed rent and other consideration to be paid to Tenant by such assignee or sublessee, and (v) all other information reasonably required by Landlord to evaluate the proposed assignment or sublease. Landlord agrees to notify Tenant in writing, within ten (10) business days after Tenant’s written request, whether Landlord consents to a proposed sublease. If Landlord fails to respond to Tenant within the aforesaid ten (10) business day period, Tenant shall have the right to send a second (2nd) written notice to Landlord, stipulating, in bold lettering, that, pursuant to this Section l6.01.A hereof, Landlord shall be deemed to have consented to the proposed sublease if Landlord fails to respond to Tenant’s request within five (5) business days after Landlord’s receipt thereof. If Landlord fails to notify Tenant whether Landlord consents to the proposed sublease within five (5) business days after receiving such notice, and so long as such notice is in the form stipulated herein, then Landlord shall be deemed to have consented to such sublease.  If Landlord consents to such assignment or sublease, Tenant shall deliver to Landlord copies of all documents executed in connection therewith, which documents shall be in form and substance reasonably satisfactory to Landlord, and which documents shall require such assignee at sublessee to comply with all terms of this Lease on Tenant’s part to be performed:  No acceptance by Landlord of any rent or any other sum of money from any sublessee or assignee shall be deemed to constitute Landlord’s consent to any assignment or sublease.  If Landlord permits Tenant to sublet the Premises or assign this Lease, and the rental rate thereunder exceeds the rental rate hereunder, Tenant shall remit to Landlord as Additional Rent, as and when Rent hereunder becomes due, fifty percent (50%) of the difference between the rent due under the sublease or assignment and the Rent due hereunder, less reasonable expenses incurred by Tenant in subleasing the space or assigning this Lease.

C.            Notwithstanding the foregoing provisions of this Section 16.01, Tenant shall have the right, upon prior written notice to Landlord, but without Landlord’s consent, and provided Tenant is not then in Default, to assign this Lease, or to sublet all or any part of the Premises, to (i) any entity resulting from a merger or consolidation with Tenant, (ii) any corporation succeeding to all the business and assets of Tenant, or (iii) any affiliate of Tenant; provided, however, that the net worth of the surviving or successor entity or the affiliate is at least equal to the net worth of Tenant as of the date of this Lease; and provided, further, that Tenant shall remain unconditionally liable for Tenants obligations under this Lease. For purposes hereof, an affiliate of Tenant is any entity which controls, is controlled by, or is under common control with Tenant.

Section 16.02.  Assignment Under Bankruptcy Code.  Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or deed, to have assumed and be subject to all of the obligations, conditions and provisions under this Lease as of the date of such assignment.  Notwithstanding the foregoing, to the extent allowed by law, this Lease shall not be assignable by voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, nor shall this Lease, or any rights or privileges hereunder, be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

Section 16.03.  Assignment by Landlord.  The term “Landlord” shall be limited to mean only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Project. In the event of any transfer, assignment or conveyance of any such title or interest, the Landlord-transferor shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, of all obligations of Landlord hereunder, and, unless otherwise agreed to, the Landlord-transferee of such title or interest shall be deemed to have assumed all obligations of Landlord hereunder.  Tenant hereby acknowledges that Landlord may transfer its interest in the Lease or the Project without the consent of Tenant.

ARTICLE XVII

FINANCING AND SUBORDINATION

Section 17.01.  Subordination; Attornment.

A.            This Lease is subject and subordinate to all current ground leases, deeds of trust, mortgages or other security instruments covering any portion of the Project, or any interest of Landlord therein, as the same may be amended from time to time. This provision shall be self-operative, and no further instrument shall be required to effect such subordination of this Lease. Upon demand, however, Tenant shall execute, acknowledge and deliver to Landlord any further instruments evidencing such subordination as Landlord, and any mortgagee or lessor of Landlord, shall reasonably require.  Provided that Landlord obtains a nondisturbance agreement from any future ground lessor or mortgagee of the Building pursuant to 17.03 hereof, this Lease shall be subject and subordinate to such future ground lease, deed of trust, mortgage or other security instrument covering any portion of the Project, or any interest of Landlord therein, as the same may be amended from time to time. Notwithstanding the foregoing, any mortgagee or lessor of Landlord shall have the right at any time to subordinate any such deed of trust or mortgage or underlying lease to this Lease, on such terms and subject to such conditions as such mortgagee or lessor of Landlord may deem appropriate.

B.            Upon any transfer of Landlord’s interest in the Project, Tenant shall, upon request of such transferee (“successor landlord”) automatically attorn to and become the Tenant of the successor landlord, without change in the terms of this Lease. This agreement of Tenant to attorn to a successor landlord shall survive any foreclosure sale, trustee’s sale, conveyance in lieu thereof or termination of any underlying lease.  Tenant shall, upon demand at any time, before or after any such foreclosure or termination, execute, acknowledge and deliver to the successor landlord any written instruments evidencing such attornment as such successor landlord may reasonably require.

Section 17.02.  Mortgagee’s Right to Cure.  In the event of any default by Landlord hereunder, Tenant shall, prior to taking any action to remedy such default or to cancel this Lease, send to:  Principal Mutual Life Insurance Company, 711 High Street, Des Moines, Iowa 50392-1450, Attention: Commercial Real Estate Loan Administration (Loan No. 751622/751623), or to any

subsequent mortgagee of which Tenant has notice, by certified mail, return receipt requested, a notice specifying the default by Landlord, whereupon such mortgagee shall have a reasonable period of time to cure such default on behalf of Landlord. Tenant shall have no right to take any other action as a result of Landlord’s default unless and until Tenant complies with the provisions of this paragraph.

Section 17.03.  Nondisturbance Agreement.  Notwithstanding the terms of this Article XVII, Landlord agrees to obtain and deliver to Tenant an executed nondisturbance agreement from the current mortgagee of the Building in form reasonably acceptable to Tenant.  In addition, Landlord shall endeavor in good faith to obtain such an agreement from any future ground lessor or mortgagee of the Building, provided that the same can be obtained at no cost or liability to Landlord.

ARTICLE XVIII

DEFAULT OF TENANT

Section 18.01.  Defaults.  Each of the following occurrences shall constitute a “Default” by Tenant:

A.            If Tenant fails to pay any installment of Rent when the same shall become due and payable, and such failure shall continue for five (5) days after written notice thereof.

B.            If Tenant refuses to take possession of the Premises within ten (10) days after the Commencement Date, or abandons the Premises during the Term (unless due to casualty or condemnation).

C.            If any execution, levy, attachment or other process of law occurs upon Tenant’s interest in the Premises, and Tenant fails to discharge or bond-off the same within ten (10) days after receiving notice thereof (from Landlord or otherwise).

D.            If a mechanic’s lien is filed against the Premises or the Project as a result of any services or labor provided, or materials furnished, on Tenant’s behalf, and Tenant fails to timely cause such lien to be discharged, or bond such lien or post such security, as is required by Section 10.02.

E.             If Tenant violates the sublease or assignment provisions set forth in Article XVI hereof.

F.             If Tenant fails to maintain in force all policies of insurance required by this Lease.

G.            If Tenant fails to provide Landlord with the financial statements or the estoppel certificates within the time periods referenced in Sections 23.16 and 23.17 hereof, respectively.

H.            Subject to the terms of the Bankruptcy Code, if (i) Tenant, Tenant’s guarantor or any permitted assignee or sublessee, shall (a) make an assignment for the benefit of creditors,

(b) file or acquiesce in a petition in any court (whether or not pursuant to any statute of the United States or of any state) in any bankruptcy, reorganization or insolvency proceedings, or (c) make an application in any such proceedings for or acquiesce in the appointment of a trustee or receiver for it or all or any portion of its property; or (ii) any petition shall be filed against Tenant, Tenant’s guarantor or any permitted assignee or sublessee, in any bankruptcy, reorganization or insolvency proceedings and (x) Tenant, Tenant’s guarantor or any permitted assignee or sublessee shall thereafter be adjudicated bankrupt, or (y) such petition shall be approved by any such court, or (z) such proceedings shall not be dismissed, discontinued or vacated within ninety (90) days after such petition is filed; or (iii) a receiver or trustee shall be appointed for Tenant, Tenant’s guarantor or a permitted assignee or sublessee, for all or any portion of their property, and such receivership or trusteeship shall not be set aside within sixty (60) days after such appointment.

I.              If Tenant fails to perform or observe any other term of this Lease which is not specifically referred to in this Section 18.01, and such failure continues for more than thirty (30) days after written notice from Landlord, except that such thirty (30) day period shall be extended for such additional period of time as may reasonably be necessary to cure such default, if such default, by its nature, cannot be cured within such thirty (30) day period, provided that Tenant commences to cure such default within such thirty (30) day period and is at all times thereafter in the process of diligently curing the same, and does in fact cure such default prior to the time that a failure to cure could cause the Landlord to be subject to prosecution for violation of any law, rule, ordinance or regulation or could cause a default under any mortgage, lease or other agreement applicable to the Project.

J.             If Tenant fails to perform any of its obligations under this Lease three (3) or more times within any twelve (12) month period, notwithstanding any subsequent cure of such failure as provided in this Section 18.01.

Section 18.02.  Landlord’s Remedies.  In the event of a Default, Landlord may pursue any or all of the following remedies:

A.            Landlord shall have the right to terminate this Lease by delivering to Tenant written notice thereof, whereupon Tenant shall be required to immediately vacate and surrender the Premises.

B.            Landlord shall have the right, without notice, to reenter the Premises and dispossess, by summary proceedings, self help or otherwise, Tenant and any other occupants of the Premises, and Tenant shall have no further claim or right hereunder.

C.            Landlord shall have the right to bring a special proceeding to recover possession of the Premises from Tenant.

D.            If Landlord exercises its rights under paragraphs B or C above, Landlord may remove all persons from the Premises, and may treat all property as abandoned and dispose of same in accordance with Section 20.02 of this Lease.

E.             Landlord may exercise its rights under paragraphs B or C above with or without terminating the Lease, and in no event shall any such exercise be construed as an election to terminate this Lease or operate to release Tenant from any of its obligations for the remainder of the Term, or give rise to any claim for trespass.  If Landlord exercises its rights under paragraphs B or C above without terminating the Lease, Landlord may from time to time make such alterations and repairs as necessary in order to relet the Premises, and may thereafter relet the Premises or any part thereof for such rent and upon such other terms and conditions as Landlord may determine advisable in its sole discretion.  Upon each such reletting, all rentals and other sums received by Landlord from such reletting shall be applied as follows:  first, to the payment of any costs and expenses of such reletting; second, to the payment of any indebtedness other than Rent due and unpaid hereunder; and third, to the payment of Rent due and unpaid hereunder.  If such rentals and other sums received from such reletting during any month are less than the amounts due pursuant to the foregoing schedule for application of proceeds, Tenant shall pay such deficiency to Landlord; if such rentals and other sums shall be more, Tenant shall have no right to, and shall receive no credit for, the excess. Such deficiency shall be calculated and paid monthly. Notwithstanding any such reletting without termination, Landlord may at any time elect to terminate this Lease for such previous breach.  The failure or refusal of Landlord to relet the Premises shall not affect Tenant’s liability hereunder.

F.             Landlord may recover its lost Rent and other damages due hereunder (i) at the time of the re-entry or termination, in separate actions, from time to time, as the lost Rent shall accrue, or (ii) in a single proceeding deferred until the expiration of the Term (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of the Term).  Notwithstanding the foregoing, if Landlord terminates this Lease as a result of a Tenant Default, Landlord may, as an alternative to the remedies set forth in the preceding sentence, recover upon demand the following liquidated damages (which the parties hereto agree shall not be deemed a penalty) upon written notice thereof to Tenant:  The sum of:  (i) all past-due, unpaid Rent as of the termination date of this Lease, plus (ii) the amount of Landlord’s Costs (hereinafter defined) which remains unamortized as of the termination date of this Lease, plus (iii) the lesser of (a) the amount of Rent due for the remainder of the Term, or (b) the amount of Rent due for the twelve (12) month period immediately following the termination date of this Lease. Landlord and Tenant acknowledge that they have agreed to the foregoing amount as liquidated damages because of the difficulty of ascertaining in advance the amount of damages Landlord is likely to incur as a result of Tenant’s Default and Landlord’s subsequent termination of this Lease.  Landlord agrees that Landlord shall have no right to “accelerate” the Rent due hereunder except for Landlord’s right to recover liquidated damages pursuant to this Section 18.02.F.  For purposes hereof, the term “Landlord’s Costs” shall refer to the sum of (i) all real estate brokerage commissions incurred by Landlord in connection with the Lease, (ii) all costs and expenses incurred by Landlord in connection with the construction and/or installation of any leasehold improvements, (iii) any rental abatements, (iv) any allowances granted to Tenant, and (v) any other costs and expenses incurred by Landlord in connection with the Lease. In addition to any other damages for which Tenant shall be liable hereunder, Tenant shall be liable for all attorneys’ fees and court costs incurred by Landlord as a result of Tenant’s Default.

Section 18.03.  Waiver of Trial by Jury.  Landlord and Tenant hereby waive all right to trial by jury regarding any matter connected with this Lease.

Section 18.04.  Injunction.  In addition to the other remedies provided in this Lease, and anything contained herein to the contrary notwithstanding, Landlord shall be entitled to restraint by injunction of any default or violation, or attempted or threatened default or violation, of any of the terms of this Lease.

Section 18.05.  Landlord’s Right to Perform for Account of Tenant.  If Tenant shall Default, Landlord may cure such Default for the account and at the expense of Tenant.  Tenant agrees to pay Landlord, on demand, with interest at the Interest Rate, the amount so paid, expended or incurred by Landlord, and any and all expenses, including attorneys’ fees and court costs, incurred by Landlord as a result of such Default.

Section 18.06.  Additional Remedies; Waivers.  The rights and remedies of Landlord set forth in this Article XVIII shall be in addition to any other right and remedy now or hereafter available at law or in equity, and all such rights and remedies shall be cumulative rather than exclusive (except that, upon Landlord’s recovery of liquidated damages pursuant to Section 18.02.F hereof, Landlord shall be precluded from recovering any further sums on account of future Rent due hereunder). Landlord may exercise such rights and remedies at such times, in such order, to such extent, and as often as Landlord deems advisable, without regard to whether the exercise of one right or remedy precedes, coincides with or succeeds the exercise of another. A single or partial exercise of a right or remedy shall not preclude a further exercise thereof, or the exercise of another right or remedy. No waiver of a Default shall be effective unless it is expressly agreed to in writing by Landlord.

Section 18.07.  Landlord’s Failure to Perform.  In the event Landlord shall fail to perform any of its material obligations hereunder and such failure continues for a period of thirty (30) days after having received written notice thereof from Tenant (or if such failure to perform is not reasonably capable of being cured within thirty (30) days, such additional period as may reasonably be necessary to cure the same), then Tenant shall be entitled (a) to pursue its rights and remedies available at law or in equity; and/or (b) to take such action as may be commercially reasonable under the circumstance to rectify Landlord’s failure to perform. If Tenant exercises its right to act in accordance with clause (b) of the preceding sentence, then Landlord shall be required to reimburse Tenant for all costs reasonably incurred in the exercise of such right within thirty (30) days after written demand therefor, accompanied by appropriate invoices and other information reasonably requested by Landlord.

ARTICLE XIX

ACCESS BY LANDLORD

Landlord may, at any time, upon prior reasonable notice to Tenant (except in the case of emergency), enter the Premises for the purpose of:  (i) inspecting the Premises; (ii) making repairs, replacements or alterations; or (iii) showing the Premises to prospective purchasers or tenants. No such entry by Landlord shall constitute actual or constructive eviction of Tenant. During the course of any such entry, Landlord shall use reasonable efforts to avoid disrupting Tenant’s business operations.

ARTICLE XX

SURRENDER; HOLDING OVER

Section 20.01.  Surrender.  Upon the expiration of this Lease, or upon re-entry by Landlord without terminating this Lease pursuant to Article XVIII hereof, Tenant shall peacefully vacate and surrender the Premises to Landlord in good order, broom clean and in the same condition as at the beginning of the Term, reasonable wear and tear and damage by casualty excepted.  Tenant shall also remove its trade fixtures, furniture and other personal property from the Premises along with any leasehold improvements or other additions which Tenant is required to remove pursuant to Section 10.03 hereof.

Section 20.02.  Personal Property.  If Tenant fails to timely remove its property in accordance with Section 20.01, Landlord shall have the right, on the tenth (10th) day after Landlord’s delivery of written notice to Tenant, to deem such property abandoned by Tenant.  Landlord may thereafter remove or otherwise deal with the abandoned property in a commercially reasonable manner at Tenant’s sole cost and expense, and Landlord shall have no liability to Tenant with respect to such abandoned property.  Tenant specifically acknowledges and agrees that Landlord shall not be considered a bailee of such property.  Tenant hereby agrees to indemnify Landlord against any loss, cost, expense, claim or cause of action arising in connection with Landlord’s exercise of its rights under this Section 20.02 including, without limitation, any claim by a third party for conversion or trespass as to chattels.

Section 20.03.  Holding Over.  If Tenant shall hold possession of the Premises after the expiration of this Lease, Landlord shall have the right, in its sole discretion, to deem Tenant either (i) a trespasser, whereupon Landlord shall be entitled to the benefit of all laws relating to the speedy recovery of the possession of the Premises; or (ii) a month-to-month tenant subject to the provisions and obligations of this Lease (insofar as the same are applicable to a month-to-month tenancy), except that Tenant shall be required to pay to Landlord a monthly rental equal to two (2) times the amount of Rent payable during the last month of the Term; provided, however, that if Landlord expressly consents in writing to Tenant’s month-to-month tenancy, then the monthly rental during such month-to-month tenancy shall be equal to the monthly rental payable during the last month of the Term.  Unless Landlord notifies Tenant in writing to the contrary within thirty (30) days after the expiration of this Lease, Tenant’s tenancy shall automatically become month-to-month.  The terms of this Article XX shall survive the expiration of this Lease.

ARTICLE XXI

NOTICES

Except as may be expressly provided to the contrary in this Lease, all notices, consents, demands, requests or other communications (other than payment of Rent) required or permitted hereunder (collectively, “notices”) shall be deemed given when dispatched to the other party by hand delivery (with signed receipt), or one (1) day after being dispatched to the other party by air express courier for overnight delivery (with signed receipt), or three (3) days after being deposited in the United States Mail, postage prepaid, certified or registered, return receipt requested. The addresses of the parties for notices shall be those set forth in Article I hereof, or any other address subsequently specified by either party in a notice given pursuant to this Article XXI.

ARTICLE XXII

HAZARDOUS MATERIALS

Section 22.01.  Environmental Requirements.  Tenant’s use and occupancy of the Premises shall at all times be in strict compliance with all federal, state and local laws, rules, regulations, orders, guidelines, ordinances and standards, as they may now or hereafter exist, relating in any way to the protection of human health, safety, the environment and natural resources, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”); the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Clean Air Act; the Federal Water Pollution Control Act; the Occupational Safety and Health Act; the Safe Drinking Water Act, and their applicable state and local counterparts or equivalents (“Environmental Laws”).

Section 22.02.  Clean-Up.  If Tenant becomes aware of a Release (hereinafter defined), threat of a Release or the presence of any Hazardous Substance (hereinafter defined) affecting the Premises or surrounding areas, Tenant shall immediately notify Landlord in writing thereof, and shall take all reasonably necessary steps to ensure that any future activities by Tenant do not exacerbate the Release, threat of a Release or the presence of Hazardous Substance. If a Release, threat of a Release or the presence of any Hazardous Substance affecting the Premises or surrounding areas is caused by the acts or omissions of Tenant, or its agents, employees, contractors, licensees or invitees, Tenant shall immediately take all measures necessary to contain, remove and dispose off the Premises, or surrounding areas, all such materials present or Released (or threatened to be Released), and shall remedy and mitigate all threats to public health or the environment relating to such presence or Release, or threat thereof.  If Tenant shall fail to take the measures described above, or shall fail to comply with the requirements of any Environmental Laws, Landlord may give such notice and/or cause such work to be performed at the Premises or surrounding areas, and/or take any and all other actions as Landlord shall deem necessary to restore the Premises or surrounding areas to the condition in which they existed as of the date of this Lease. Such actions by Landlord shall not affect Tenant’s obligations under this Lease.

Section 22.03.  Indemnification.  Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, liens, suits, actions, debts, damages, costs, losses (including, without limitation, any loss of value of, loss of use of, or loss of income from, the Premises), liabilities, obligations, judgments and expenses (including, without limitation, court costs and attorneys’ fees), arising from or relating to any of the following occurrences caused by the acts or omissions of Tenant, its agents, employees, contractors, licensees or invitees:  (i) a failure to comply with any Environmental Laws, or (ii) a Release, threat of a Release or the presence of any Hazardous Substance affecting the Premises or surrounding areas. Tenant’s obligations under this Lease shall arise whether or not any governmental authority or individual has taken or threatened to take any action in connection with the presence of any Hazardous Substance.

Section 22.04.  Definitions.  As used herein, the term “Hazardous Substance” shall mean petroleum or petroleum by-products, asbestos, and/or any chemicals, substances or wastes which are defined as or included in the definition of “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “toxic pollutant”, or words of similar import, under any Environmental Laws. The term “Hazardous Substance” shall include building materials and building components including, without limitation, asbestos or asbestos containing materials. The term “Release” shall have the meaning set forth in Section 101(22) of CERCLA.

Section 22.05.  Operations.  Tenant shall not engage in operations which involve the generation, manufacturing, refining, transportation, treatment, storage, disposal or handling of any Hazardous Substance, other than office equipment and cleaning solutions that are customarily found in office buildings, provided that the use, generation, handling or storage of such equipment and solutions is reasonably necessary for the operation and maintenance of the Premises as permitted pursuant to the terms of this Lease, and is in strict compliance with Environmental Laws.

Section 22.06.  Inspection.  Tenant agrees to permit Landlord and its authorized representatives to enter, inspect and assess the Premises at reasonable times and after reasonable notice (except in the case of emergency) for the purpose of determining Tenant’s compliance with the provisions of this Article XXII.  Such inspections and assessments may include obtaining samples and performing tests of building materials, soil, surface water, groundwater or other media.

Section 22.07.  Survival.  This entire Article XXII shall survive the expiration of this Lease.

ARTICLE XXIII

MISCELLANEOUS

Section 23.01.  Professional Fees.  To the extent permitted by law, in any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party the professional fees incurred by the prevailing party, such as appraisers’, accountants’ and attorneys’ fees, investigation costs, and other legal expenses and court costs.

Section 23.02.  No Partnership.  Nothing contained herein shall be deemed to create a partnership, joint venture, or any other relationship between the parties hereto except landlord and tenant.

Section 23.03.  Brokerage.  Landlord and Tenant each warrant and represent to the other that no broker or agent on Landlord’s or Tenant’s behalf was involved in negotiating this Lease or addressing matters concerning the renting of the Premises, other than Broker and WEST*GROUP, Inc. (or its successor-in-interest, WEST*GROUP MANAGEMENT LLC), whose commissions shall be paid in full by Landlord in accordance with separate agreements.  Landlord and Tenant each agree to indemnity and hold the other harmless against any claims for brokerage or other commissions arising from a breach by Landlord or Tenant of the foregoing representation and warranty.

Section 23.04.  Interpretation.

A.            Every provision of this Lease which imposes an obligation on a party hereto shall be deemed to be a covenant by such party.

B.            This Lease may be executed in several counterparts which shall constitute one and the same instrument.

C.            Any restriction or requirement imposed upon Tenant hereunder shall be deemed to extend to Tenant’s guarantors, sublessees, assignees, licensees and invitees, and it shall be Tenant’s obligation to cause the foregoing persons to comply with such restriction or requirement.

D.            Any reference to the expiration of this Lease or the Expiration Date shall include the earlier termination of this Lease.

E.             The term “mortgagee” shall also refer to any beneficiary of a deed of trust, or any other individual or entity having a security interest in the Project.

F.             The term “Commonwealth” shall refer to the Commonwealth of Virginia.

Section 23.05.  Recording.  Neither this Lease, nor any memorandum hereof, may be recorded among the land records without the express written consent of Landlord, which Landlord may condition or withhold in its sole and absolute discretion.

Section 23.06.  Severability.  Every agreement contained in this Lease shall be construed as a separate and independent agreement. If any term of this Lease, or the application thereof to any person or circumstance, shall be invalid or unenforceable, the remaining agreements contained in this Lease shall not be affected.

Section 23.07.  Waiver of Redemption.  If, as a result of a Tenant Default, Landlord terminates this Lease, or obtains possession of the Premises without terminating this Lease, Tenant hereby expressly waives, to the extent legally permissible, any right of redemption or right to restore the operation of this Lease pursuant to Va. Code Section 55-247 or any other present or future law.

Section 23.08.  Limitation of Landlord’s Liability.  Anything contained in this Lease to the contrary notwithstanding, Tenant agrees to look solely to the estate and property of Landlord in the Project for the collection of any judgment or other judicial process requiring the payment of money by Landlord for any default or breach by Landlord under this Lease, subject, however, to the prior rights of any mortgagee or lessor of the Project. No other assets of Landlord, or any partners, shareholders or other principals of Landlord, shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claim.

Section 23.09.  Force Majeure.  Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant (except payment of Rent), such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to force majeure, which term shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental approvals, laws, regulations or restrictions, or any other cause which is beyond the reasonable control of such party.

Section 23.10.  Heading.  The article headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the terms hereof.  Words in the singular number shall be held to include the plural, unless the context otherwise requires.

Section 23.11.  Successors and Assigns.  If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and all agreements and covenants herein contained shall be binding upon the respective heirs, personal representatives, successors and assigns of the parties hereto.  Notwithstanding the foregoing, nothing contained in this Section 23.11 shall be deemed to override the terms of Article XVI.

Section 23.12.  Entire Agreement Amendments.  This Lease, and the exhibits and riders (if any) attached hereto, set forth the entire agreement between the parties, and no representations, inducements or agreements, oral or written, between Landlord and Tenant shall have any force or effect, unless the same are set forth in this Lease.  No amendment or modification of this Lease shall be binding or valid unless expressed in a document signed by both parties hereto.

Section 23.13.  Governing Law.  This Lease shall be governed by and construed under the laws of the Commonwealth, without reference to its conflicts of laws principles.  Landlord and Tenant hereby consent to jurisdiction in the Circuit Court for Fairfax County, Virginia, if any suit is brought relating to this Lease. Should any provision of this Lease require judicial interpretation, Landlord and Tenant hereby agree and stipulate that the court interpreting or considering same shall not apply the presumption that the terms hereof should be more strictly construed against the party who drafted the same, it being agreed that all parties hereto have participated in the preparation of this Lease, and that each party has had full opportunity to consult legal counsel of its choice before executing this Lease.

Section 23.14.  Time of Essence.  Time is of the essence in this Lease.

Section 23.l5.  Acceptance by Landlord.  The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights with respect thereto unless and until Landlord executes a copy of this Lease and delivers the same to Tenant.

Section 23.16.  Financial Statements.  At any time during the Term, Tenant shall, upon ten (10) days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. If it is not the normal practice of Tenant to prepare audited statements, then the unaudited statements shall be certified by Tenant’s chief financial officer.

Section 23.17.  Estoppel Certificates.  Tenant shall, from time to time, within ten (10) days after request from Landlord or its mortgagee, execute, acknowledge and deliver in recordable form an estoppel certificate regarding the terms and status of this Lease and the tenancy hereunder, and such other matters as may be reasonably requested by Landlord or its mortgagee.  Tenant’s failure to execute and deliver such statement within the allotted time shall be conclusive evidence that Tenant acknowledges that the contents of the proffered estoppel are accurate.  At Tenant’s request, Landlord shall, from time to time, execute and deliver an estoppel certificate regarding the terms and status of this Lease and the tenancy hereunder.

Section 23.18.  ERISA Covenant.  Tenant represents and warrants to Landlord and any mortgagee of Landlord that no source of Tenant’s funds (except income that may be received from pension plan clients in the ordinary course of business) constitutes “plan assets” as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and within the meaning of 29 C.F.R. § 2510.3-101, nor assets of any government plan within the meaning of Section 3(32) of ERISA, and that Tenant is not (i) a pension fund, employee benefit plan or other fund subject to the provisions of ERISA, (ii) a “government plan” as defined in Section 3(32) of ERISA, or (iii) a “party in interest” as defined in ERISA with respect to any of the above (except with regard to its own pension plan).  Tenant covenants that it will maintain the same status throughout the Term, except as may be consented to by Landlord from time to time, in Landlord’s sole and absolute discretion, and will re-certify the foregoing to Landlord within ten (10) days after Landlord’s written request.  Tenant hereby warrants that its pension plan has no economic interest in this Lease. Tenant hereby agrees to indemnify, defend and hold Landlord and any and all mortgagees (past, present or future) harmless from and against any and all claims, suits, actions, proceedings, liability, damages, penalties, losses, costs and expenses (including court costs and attorneys’ fees) which they may incur as a result of a breach of the foregoing representations, warranties and covenants.  In addition, such a breach shall constitute a Default.

Section 23.19.  Authority of Parties.  Execution hereof shall constitute a representation and warranty by each party hereto that such party has complied with all applicable laws, rules and governmental regulations relative to that party’s right to do business in the Commonwealth, that such party has the full right and authority to enter into this Lease, and that all persons signing on behalf of such party were authorized to do so by all necessary or appropriate legal actions.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the date first above written.

LANDLORD:

WEST*GROUP PROPERTIES LLC

By:	/s/ G.T. Halpin	[SEAL]
G.T. Halpin, President

TENANT:

ADVANCED TECHNOLOGY SYSTEMS, INC.

By:	/s/ Claude H. Rumsey, Jr.	[SEAL]
Name: Claude H. Rumsey, Jr.
Title: Vice President